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Exhibit 99.1

FOR IMMEDIATE RELEASE                  CONTACT:  John E. Peck
                                                 President and CEO
                                                 (270) 885-1171


               HOPFED BANCORP, INC. ANNOUNCES 5% STOCK BUY BACK



HOPKINSVILLE, Ky. (September 20, 2000) - HopFed Bancorp, Inc. (Nasdaq: HFBC) today announced that its Board of Directors has approved the repurchase of up to 200,000 shares or 5% of the total 4 million shares outstanding of the Company's common stock. The purchases are to be made from time to time on the Nasdaq Stock Market at prices prevailing on that market or in privately negotiated transactions at management's discretion, depending on market conditions, price of the Company's common stock, corporate cash requirements and other factors.

     Commenting on the announcement, John E. Peck, president and chief executive officer, said, "The Board of Directors believes the Company's shares at current market prices represent an extremely attractive investment for the Company. We believe the stock repurchase is a good use of a portion of the Company's available cash at this time."

     HopFed Bancorp, Inc. is a holding company for Hopkinsville Federal Savings Bank headquartered in Hopkinsville, Kentucky. The Bank has five offices in western Kentucky and offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. At June 30, 2000, HopFed Bancorp, Inc. had total assets of $228.5 million and stockholders equity of $45.1 million.

     Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on HopFed's operating results, performance or financial condition are competition and the demand for HopFed's products and services, and numerous other factors as set forth in filings with the Securities and Exchange Commission.

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